Exhibit 11.1
Insider Trading Policy
Dated as of March 2025
Policy Owner
GLOBALFOUNDRIES Inc. (GF or Company) Legal Department, Finance Departments and Ethics & Compliance Office
Purpose/Executive Summary
U.S. federal, state and non-U.S. securities laws prohibit trading in the equity or debt securities of a company while in possession of Material Non-Public Information about the company. In order to take an active role in promoting compliance with such laws, and preventing insider trading violations by its officers, directors, employees and certain others, GF has adopted the policies and procedures described in this Policy.
Scope
This Policy applies to all officers, directors, employees and temporary employees of the Company and its subsidiaries and all independent consultants and contractors of the Company and its subsidiaries with whom the Company customarily signs confidentiality agreements.
Definitions
Company Person(s) means any and all of the persons listed in Scope above.
Company Securities means securities, including ordinary shares, options for ordinary shares, debt securities and any other securities the Company may issue from time to time, such as preferred shares, warrants and convertible debentures, as well as to derivative securities relating to Company Securities, including restricted share units issued by the Company and securities exchangeable into Company Securities, whether or not issued by the Company, such as exchange-traded options.
Designated Individuals means the Company Persons identified in the MNPI Portal (see Quicklinks & Resources). The Chief Legal Officer or the Deputy General Counsel, in consultation with the Chief Executive Officer (CEO) and Chief Financial Officer (CFO), as

Exhibit 11.1
necessary, shall maintain the list of Designated Individuals, including by removing or adding persons to the list as necessary.
Exchange Act means the Securities Exchange Act of 1934, as amended.
Insiders means Company Persons that have, or are likely to have, regular or special access to Material Non-Public Information about the Company in the normal course of their duties.
The Chief Legal Officer or Deputy General Counsel shall be responsible for designating Company Persons as Insiders by virtue of their position having, or a project exposing them to, enhanced risk of possessing Material Non-Public Information and similarly, removing Company Persons from the list of Insiders by virtue of their no longer having -enhanced risk of possessing Material Non-Public Information. The Chief Legal Officer or Deputy General Counsel shall maintain the current list of Insiders and periodically notify the Audit, Risk & Compliance Committee of the Board of Directors of any additions and removals.
The list of Insiders will be updated on at least a quarterly basis, and you will be notified by the Chief Legal Officer or their designee if you are considered an “Insider” under this Policy.
Legal when applied to Company officers means the Chief Legal Officer or such person or persons in the Legal Department designated by the General Counsel to administer this policy.
Material Non-Public information or MNPI has the meaning set forth in Section II.A.
Modification Termination has the meaning set forth in Section II.D.
Non-Rule 10b5-1 Plan has the meaning set forth in Section II.D.
Permitted Gift includes any transfer that satisfies all of the following requirements: it must be (1) either for the purpose of the donor’s estate planning (e.g., a transfer to a trust, the beneficiaries of which are members of the donor’s family) or for the purpose of charitable giving through a donor-advised fund; (2) a bona fide gift transfer without consideration (including consideration provided by any fund advised by the relevant donor); (3) made when a blackout period is not in effect; (4) made when the donor is not in possession of MNPI and has confirmed in writing to the Company that he or she is not in possession of MNPI; (5) pre-cleared by Legal, if the donor is a Designated Individual; (6) of shares that are not already covered by any existing Rule 10b5-1 Plan; (7) made by a donor in the absence

Exhibit 11.1
of any formal, informal, written or oral or otherwise, agreement, arrangement or understanding, or any reason to believe, that the recipient intends to enter into a Transaction of Company Securities within 30 days following such gift and in any case while the donor is or may be in possession of MNPI; and (8) in full compliance with all applicable laws and regulations.
Related Persons means the spouses, minor children and adult members of the households of Company Persons, and any entities that Company Persons directly or indirectly influence or control.
Tipping means disclosing Material Non-Public Information or making recommendations or expressing opinions on the basis of Material Non-Public Information to a person who engages in transactions in that company’s securities.
Trading Day means a day on which the Nasdaq Stock Market is open for business.
Transactions means when applied to Company Securities includes but is not limited to purchases, sales, entry into contracts the value of which is determined by reference to Company Securities, any pledge, hypothecation or grant of a security interest in Company Securities, gifts (including Permitted Gifts) of Company Securities, or any donation or contribution of Company Securities to a charity or trust (including Permitted Gifts).
Waiting Period has the meaning set forth in Section II.D.
I. Applicability of Policy
This Policy applies to all Transactions in Company Securities. The prohibitions of this Policy apply to actions taken by Company Persons, including actions taken in their personal capacity in their personal brokerage accounts and other brokerage accounts that they control or influence.
Portions of this Policy impose additional obligations, including a prohibition on trading during quarterly blackout periods, on Insiders and Designated Individuals.
Further, the Company has determined that the trading activity of Designated Individuals is subject to pre-clearance.

Exhibit 11.1
The restrictions and prohibitions in this Policy on actions by Company Persons also apply to actions by Related Persons. All Company Persons are responsible for ensuring that such Related Persons do not engage in the activities restricted or prohibited under this Policy.
This Policy (and/or a summary thereof) shall be delivered to all new Company Persons upon the commencement of their relationship(s) with the Company and is to be circulated to all Company Persons at least annually.
Repurchases of Company Securities by GF and any Company Rule 10b5-1 plans shall not be covered by this Policy.
II. Statement of Policy
A.General Prohibition Against Insider Trading
No Trading or Tipping on Material Non-Public Information
No Company Person may, while in possession of Material Non-Public Information about the Company:
●buy, sell or otherwise engage in any Transactions, directly or indirectly, in any Company Securities, except as described under C. Certain Exceptions (see below);
●make recommendations or express opinions about trading in Company Securities on the basis of such information;
●disclose such information to any third party (except (1) in the case of Mubadala-nominated directors, to Mubadala, (2) to those subject to a confidentiality obligation to the Company or its subsidiaries or (3) to other third parties as otherwise approved by the Chief Legal Officer or such person or persons in the Legal Department designated by the Chief Legal Officer to administer this Policy (collectively, Legal), including family or household members; or
●    assist anyone in the above activities.
The above restrictions also apply to transacting in the securities of another company (e.g., a customer, supplier, business partner or an economically-linked company, such as a competitor or peer company) while in possession of Material Non-Public Information relating to such other company (to the extent there is a reasonable likelihood that such information

Exhibit 11.1
would be considered important to an investor in making a decision to buy, hold, sell or vote securities of such other company), when that information is obtained in the course of employment with, or other services performed by, on behalf of or for, the Company or any subsidiary of the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions. U.S. federal securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper Transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Material Non-Public Information
Material Information. It is not possible to define all categories of material information as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa.
In general, information is considered “material” if there is a reasonable likelihood that it would be considered important to an investor in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s share price, whether positive or negative, and whether the change is large or small, may be considered material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and generally would be considered material. Examples of such information include:
●Financial results;
●Projections of future revenues, earnings or losses;
●Announcement of a significant new product, service or business line, or timing thereof;
●News of a pending or proposed merger;
●News of the disposition or acquisition of significant assets or a subsidiary;
●Material impairments, write-offs or restructurings;

Exhibit 11.1
●Creation of a material direct or contingent financial obligation;
●Impending bankruptcy or financial liquidity problems;
●Significant cybersecurity incidents;
●The gain or loss of a substantial customer or supplier;
●Changes in dividend policy;
●Significant product or service defects or modifications;
●Significant pricing changes;
●Share splits;
●New equity or debt offerings;
●Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity, or significant developments related thereto;
●Major changes in senior management;
●Entry into material agreements not in the ordinary course of business (or amendment or termination thereof); and
●Termination or reduction of business relationship with a customer that provides material revenue to the Company.
The Chief Legal Officer or their designee, in consultation as appropriate with the CEO, the CFO or other members of senior management of the Company, has the authority to determine whether any information constitutes Material Non-Public Information.
Non-Public Information. Information is not considered public until it has been disclosed broadly to the marketplace (for example, included in a press release or a filing with the Securities and Exchange Commission (SEC)) and the investing public has had time to absorb the information fully. Information will be considered fully absorbed (1) if the information is released prior to 9:30 a.m. U.S. Eastern Time, on a Trading Day, by 9:30 a.m. U.S. Eastern Time on the first Trading Day after the information is released and (2) if the information is released on or after 9:30 a.m. U.S. Eastern Time, on a Trading Day or on a day that is not a Trading Day, by 9:30 a.m. U.S. Eastern Time on the second Trading Day

Exhibit 11.1
after the information is released. If, for example, the Company were to make an announcement on Monday at 8:00 a.m., the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time on Tuesday (assuming all relevant days are Trading Days). However, if the Company were to make an announcement on Monday at 5:00 p.m., the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time on Wednesday (assuming all relevant days are Trading Days).
B.Special Restrictions and Prohibitions
The following Transactions present heightened legal risk and/or the appearance of improper or inappropriate conduct on the part of Company Persons and are restricted or prohibited as follows. These restrictions and prohibitions apply even if the relevant Company Person is not in possession of Material Non-Public Information.
Short Sales
Short sales of a security (i.e., the sale of a security that the seller does not own) by their nature reflect an expectation that the value of the security will decline. Short sales can create perverse incentives for the seller, and signal to the market a lack of confidence in the Company’s prospects. Accordingly, no Company Person may engage in a short sale of Company Securities.
Publicly Traded Options
A put is a right to sell a security at a specific price before a set date, and a call is a right to buy a security at a specific price before a set date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A Transaction in options is, in effect, a bet on the short-term movement of the Company Securities and therefore creates the appearance of trading on the basis of Material Non-Public Information. Transactions in options may also focus a Company Person’s attention on short-term performance at the expense of the Company’s long-term objectives.
Accordingly, no Company Person may engage in a put, call or other derivative security Transaction relating to Company Securities in an organized market. Nothing in this paragraph shall prohibit the receipt of equity awards from the Company or the exercise of such awards under Company agreements and policies.
Hedging Transactions

Exhibit 11.1
Certain forms of hedging or monetization Transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a shareholder to lock in much of the value of their shareholdings, often in exchange for all or part of the potential for upside appreciation in the share. These Transactions allow shareholders to continue to own the covered securities, but without the full risks and rewards of ownership. Because participating in these Transactions may cause Company Persons to no longer have the same objectives as the Company’s other shareholders, no Company Persons may engage in such Transactions.
Margin Accounts and Pledges
Securities held in margin accounts for collateral as a margined loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale that occurs at a time when the pledgor is aware of Material Non-Public Information or otherwise is not permitted to trade in Company Securities would fall under the restrictions in this Policy on trading during such times. Therefore, Company Persons are generally prohibited from margining Company Securities or pledging Company Securities as collateral for a loan. An exception to this prohibition may be granted where a Company Person wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Company Person who wishes to pledge Company Securities as collateral for a loan must pre-clear the proposed Transaction with Legal by submitting a request at least two weeks prior to the proposed execution of documents evidencing the proposed pledge, and must provide evidence demonstrating the financial capacity to repay the loan without resort to the pledged securities.
Blackout Periods
The Company has established quarterly blackout periods, and may impose additional, special blackout periods, each as described below. While blackout periods generally will apply only to Insiders and Designated Individuals, other Company Persons may also be subject to blackout periods if determined to be necessary or appropriate by the Chief Legal Officer or Legal. You will be notified if you are subject to a blackout period. If you are unclear whether you are subject to a blackout period at any time, please contact Legal
Quarterly Blackout Periods. Quarterly blackout periods start nineteen days prior to the end of a fiscal quarter and end at (1) 9:30 a.m. U.S. Eastern Time on the first Trading

Exhibit 11.1
Day following the release to the public of the Company’s earnings for the fiscal quarter or fiscal year if such release occurs prior to 9:30 a.m. U.S. Eastern Time on a Trading Day or (2) 9:30 a.m. U.S. Eastern Time on the second Trading Day following such release if such release occurs on or after 9:30 a.m. U.S. Eastern Time on a Trading Day or on a day that is not a Trading Day. Quarterly blackout periods apply to Insiders and Designated Individuals, and not to other Company Persons unless otherwise notified by the Chief Legal Officer Counsel or his or her designee. Designated Individuals and Insiders (and any identified Company Persons subject to such blackout period may not conduct any Transactions in Company Securities during quarterly blackout periods.
The Company recognizes that sometimes an individual may experience exceptional circumstances that may necessitate a Transaction during a blackout period. In that case, the relevant individual must request permission to do so from the Chief Legal Officer. Permission to transact within a blackout period is at the discretion of the Chief Legal Officer.
Special Blackout Periods. From time to time the Chief Legal Officer may impose special blackout periods, during which any identified Designated Individuals, Insiders and/or Company Persons will be prohibited from engaging in Transactions in Company Securities. In the event of a special blackout period, Legal will notify the affected Designated Individuals, Insiders and Company Persons, who will be prohibited from engaging in any Transaction involving Company Securities until further written notice. The imposition of a special blackout period is itself confidential information, and the fact that it has been imposed may not be disclosed to others. To be clear, the prohibitions associated with a special blackout period may be imposed on any Company Person, and not just Insiders or Designated Individuals.
Modification of a Blackout Period. The Chief Legal Officer may shorten, suspend, terminate or extend any blackout period at such time and for such duration as they deem appropriate given the relevant circumstances. Any person affected by such a modification will be appropriately notified.
Employee Stock Purchase Plan (ESPP)
Given senior management’s unique access to Material Non-Public Information, all Senior Vice Presidents and above are not permitted to enroll during an ESPP enrollment period that occurs during a blackout period to avoid any appearance of impropriety and reputational risk to the Company. All other eligible employees may enroll in the ESPP, even during a blackout period.

Exhibit 11.1
C.Certain Exceptions
The following routine Transactions, within the limits described, are generally not subject to the restrictions on trading in this Policy. The Company reserves, though, the right to prohibit any such Transaction as it, in its sole discretion, deems necessary or appropriate.
Share Option Exercises
This Policy does not apply to the exercise of any employee share options, where a Company Person pays the exercise price and tax withholding with cash out-of-pocket and holds the shares, or to a “net exercise,” pursuant to which a Company Person pays the exercise price with cash out-of-pocket and a portion of the shares are withheld to satisfy tax withholding requirements, or pursuant to which a Company Person has been deemed to have directed that vested options be automatically exercised . This Policy does apply, however, to any sale of shares after any such exercises and to any broker-assisted cashless exercise of an option that requires a sale into the market to generate proceeds for the exercise price or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or to satisfy tax withholding obligations on, an option.
Restricted Share and Restricted Share Unit Awards
This Policy does not apply to the vesting and settlement of restricted shares and restricted share units, or the withholding or sale of shares back to the Company to satisfy tax withholding obligations upon the vesting of any restricted shares or restricted share units. The Policy does apply, however, to any market sale of shares after vesting or settlement.
Indirect Investing
This Policy does not apply to the trading, on a national securities exchange, of shares of diversified mutual funds and diversified exchange-traded funds (ETFs) that hold Company Securities. Other forms of indirect investment, including through partnerships or private funds, that invest in Company Securities are subject to this Policy.
D. Additional Procedures and Guidelines
Transactions under Rule 10b5-1 Plans
Implementation of a trading plan under Rule 10b5-1 under the Exchange Act allows a person to place a standing order with a broker to purchase or sell Company Securities, so

Exhibit 11.1
long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes. Trades executed pursuant to a Rule 10b5-1 plan that meets the requirements listed below may generally be executed even though the person who established the plan may be in possession of Material Non-Public Information at the time of the trade.
Any other trading plans, arrangements or instructions that are not implemented in full compliance with all of the requirements of Rule 10b5-1 in the manner contemplated by Item 408 of Regulation S-K of the Exchange Act are referred to as “Non-Rule 10b5-1 Plans”. Any adoption, material modification or termination of a Non-Rule 10b5-1 plan by Designated Individuals and Insiders must be disclosed to Legal in advance, provide for suspension of Transactions during a blackout period, and such Designated Individuals and Insiders acknowledge and agree that such information may be disclosed in the Company’s public disclosures. For example, if a Designated Individual or Insider has transferred Company Securities to another brokerage account or another account within Fidelity (i.e., not such person’s GF account on Fidelity), any limit orders in those accounts may be considered Non-Rule 10b5-1 plan and accordingly would be subject to the above. Notwithstanding the foregoing, limit orders made in a Designated Individual’s or Insider’s GF account on Fidelity are automatically suspended during a blackout period and accordingly do not have to be disclosed to Legal. If you are not sure if a transaction you are undertaking is considered a Non-Rule 10b5-1 plan, please consult Legal prior to entering into the transaction. Any other questions regarding Non-Rule 10b5-1 plans should also be directed to Legal.
A Rule 10b5-1 plan (also referred to as a trading plan) may only be established, modified (including any Modification Terminations) and terminated when a person is not in possession of Material Non-Public Information and when a blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the proposed trading plan to Legal for prior written approval pursuant to the Form of Trading Clearance Application. A request for pre-clearance should be submitted at least two to five days in advance of the proposed signing date of the Rule 10b5-1 plan and at a time when the requestor has no Material Non-Public Information. Legal is under no obligation to approve any trading plan. If required by Legal, all Rule 10b5-1 plans must be placed through such broker as Legal directs. Subsequent modifications to and terminations of any Rule 10b5-1 plan must also be pre-approved by Legal. Approvals will be provided on a limited basis, generally only for Designated Individuals, as determined by Legal in its sole discretion. Whether or not approval will be granted will depend on all the facts and circumstances at the time, but at the minimum, any trading plan submitted for approval must satisfy the following requirements:

Exhibit 11.1
●The Rule 10b5-1 plan must be in writing and entered into (signed) and constitute a binding contract to purchase or sell Company Securities only when a blackout period is not in effect and when the individual is not in possession of Material Non-Public Information;
●Any Designated Individual requesting approval of a Rule 10b5-1 plan for approval must certify and agree in writing, in the terms of the trading Rule 10b5-1 plan, at the time of the adoption of such plan (whether a new plan or due to a Modification Termination) that: (1) they are not aware of Material Non-Public Information about the Company or the Company Securities and (2) they are adopting the Rule 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5;
●The Rule 10b5-1 plan must be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the U.S. federal securities laws, and the individual entering into the Rule 10b5-1 plan must at all times act in good faith with respect to the trading plan;
●The Rule 10b5-1 plan must provide that all trades made under such plan must be done through Fidelity or a registered broker-dealer approved by Legal;
●The Rule 10b5-1 plan must specify the amount of, dates on, and price(s) at which the Company Securities are to be traded or establish a written formula, algorithm or computer program for determining such items;
●The Rule 10b5-1 plan must permit its termination or suspension by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur or because of extraordinary Company events;
●A Rule 10b5-1 must have a term of at least one year from the date of the Rule 10b5-1 plan;
●Transactions under the Rule 10b5-1 plan (or any modification including Modification Terminations to such plan) may not commence until the longer of (a) 90 days from the date the plan is executed and (b) two (2) business days following the submission of the quarterly report on Form 6-K or annual report on Form 20-F for the quarter in which the plan was entered into, up to a maximum of 120 days after signing of the Rule 10b5-1 plan (or such longer period as Legal may direct ; any such waiting period, the Waiting Period); and

Exhibit 11.1
●Any modification to the amount, price or timing of the purchase or sale of securities under the Rule 10b5-1 plan, as well as any change to a formula, algorithm or computer program affecting such factors (any such modification a “Modification Termination”) must be made only when a blackout period is not in effect and when the individual is not in possession of Material Non-Public Information, and any such Modification Termination shall be deemed to be a termination of the current Rule 10b5-1 plan and the adoption of a new Rule 10b5-1 plan for purposes of restarting the Waiting Period.
In addition, each individual establishing or modifying (including any Modification Terminations) a Rule 10b5-1 plan must acknowledge and agree to comply with the following:
●The individual may not adopt more than one trading plan at a time, except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by Legal, and no Transactions, other than Permitted Gifts, may be effected outside the trading plan (i.e., no overlapping trades) unless separately approved by Legal through the pre-clearance process outlined further below;
●Single-trade plans are not permitted, except in the case of a sell-to-cover plan to satisfy tax withholding obligations incident to the vesting of restricted stock units and restricted stock awards, and an individual may not have more than one single-trade trading plan in any 12-month period;
●A Rule 10b5-1 plan generally should not be modified or terminated once it is executed to avoid calling into question the original “bona fides” of the plan. However, if the individual still wishes to amend or terminate their Rule 10b5-1 plan, such amendment (whether in the form of a modification or an early termination) must be approved by Legal and made only under the following conditions: (a) during a non-blackout period, (b) when the person is not in possession of Material Non-Public Information, (c) only once during a calendar year, and (d) Transactions under the amended plan may not commence until after the Waiting Period;
●No Rule 10b5-1 plan of a Rule 144 Affiliate (as defined under SEC Rule 144) may effect any Transactions in the one week period prior to the Company’s earnings release;
●Rule 10b5-1 plans (or Non-Rule 10b5-1 plans, for that matter) do not obviate the need to file a Form 144 (as discussed below under Restrictions on Resales of Securities) and the fact that a reported Transaction was made or is to be made pursuant to a trading plan should be noted on the applicable Form;

Exhibit 11.1
●A copy of the executed version of any pre-cleared trading plan must be provided to Legal for retention in the Company’s records, and depending on the facts and circumstances, the Chief Legal Officer may require other conditions to pre-clearance; and
●Any Designated Individual entering into a Rule 10b5-1 plan (or a Non-Rule 10b5-1 plan, as applicable) acknowledges and agrees that information regarding the adoption, modification (including, but not limited to any Modification Termination) and termination of any such plan must be pre-cleared by Legal and shared with the Company promptly following any such adoption, modification or termination, and information about any such actions, as well as the material terms of any Rule 10b5-1 plan (or Non-Rule 10b5-1 plan, as applicable), may be disclosed in the Company’s public disclosures (including those filed with the SEC, such as the Company’s quarterly reports on Form 6-K and annual report on Form 20-F) in accordance with applicable legal requirements.
The foregoing guidelines may be modified at any time at the discretion of the Chief Legal Officer upon written notice to participants and potential participants.
Designated Individuals Pre-Clearance
Designated Individuals must obtain written pre-clearance from Legal before transacting in Company Securities, including for Transactions (including, for the avoidance of doubt, Permitted Gifts) occurring outside a blackout period, any entry into, Modification, Termination or termination of a Rule 10b5-1 plan or Non-Rule 10b5-1 plan (as applicable), any exercise of director or employee share options and any gifts of Company Securities. The Form of Trading Clearance Application is provided for such purpose. A request for pre-clearance for ordinary course Transactions (buy, sell, exercise, any Permitted Gift, etc.) should be submitted at least two to three days in advance of the proposed Transaction. Legal is under no obligation to approve any trade. Pre-clearance approval of any Transaction is valid only for a period of five full trading days and may be revoked at any time during that period. If the transaction order is not placed within that period, pre-clearance must be requested and approved in writing again. Requesting persons must treat denials of pre-clearance requests as confidential.
Restrictions on Resales of Securities
Any Company Person who owns Company Securities that are restricted (i.e., that were granted by or purchased from the Company without having first been registered with

Exhibit 11.1
the SEC) may only sell those Company Securities pursuant to Rule 144 promulgated under the Securities Exchange Act of 1934, as amended, or an effective registration statement.
A Designated Individual (or anyone who may be considered an “affiliate” of the Company, as that term is used in Rule 144) who owns Company Securities (even those purchased on the open market) may only sell them pursuant to Rule 144 or an effective registration statement. Any Designated Individual or “affiliate” of the Company selling Company Securities pursuant to Rule 144 is responsible for any required filings with the SEC in connection with such sales pursuant to Rule 144. If you are not sure whether you are considered an “affiliate” of the Company, please contact Legal.
Confidentiality of All Non-Public Information
Company Persons must maintain the confidentiality of the Company’s non-public information. In the event a Company Person receives any inquiry or request for information (particularly financial results and/or projections, and including to affirm or deny information about the Company), from any person or entity outside the Company, such as a stock analyst, and it is not part of such Company Person’s regular corporate duties to respond to such inquiry or request, the inquiry should be referred to Investor Relations, which will determine whether such inquiry should also be forwarded to Legal. Please see the Company’s Investor Relations Policy.
Notwithstanding anything herein or in any other policy or agreement to the contrary, nothing in this Policy shall:
●prohibit employees from making reports of possible violations of U.S. federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of U.S. federal law or regulation; or
●require notification or prior approval by the Company of any such report; provided that, employees are not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.
Furthermore, employees shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made:

Exhibit 11.1
●in confidence to a U.S. federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or
●in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
Individual Responsibility
All Company Persons have the individual responsibility to comply with this Policy. A Company Person may, from time to time, need to forgo a proposed Transaction in Company Securities even if he or she planned to make the Transaction before learning of the Material Non-Public Information. While Legal and the Ethics & Compliance Office can and should be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular Transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful Transactions, and ensuring that Related Persons do the same, rests with each Company Person.
Post-Termination Transactions
If Company Persons are in possession of Material Non-Public Information when their employment or service terminates, such persons may not trade in Company Securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material. However, if a Company Person is also an Insider or a Designated Individual and their employment or service terminates during a blackout period, the Insider or Designated Individual must wait until the next open window before they may trade in Company Securities (or another company’s securities, as described in the policy). Insiders and Designated Individuals at the level of Senior Vice Presidents and above may be subject to longer a waiting period before they may trade, as determined by the Chief Legal Officer or the Deputy General Counsel in their stead.
III. Potential Criminal and Civil Liability and/or Disciplinary Action
Criminal and Civil Liability
Pursuant to U.S. federal, state and non-U.S. securities laws, persons engaging in (i) transactions in a company’s securities at a time when they have Material Non-Public Information regarding the company, or (ii) Tipping, may be subject to significant monetary fines and imprisonment. The Company and its supervisory personnel also face potential civil

Exhibit 11.1
and criminal liability if they fail to take appropriate steps to prevent illegal insider trading. The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.
Possible Disciplinary Action
Company Persons who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment. The Company may also refer potential violations of law to the appropriate authorities for criminal or civil enforcement.
IV. Monitoring Compliance
Legal and the Ethics & Compliance Office will implement reasonable measures to enable compliance with this Policy and the Chief Legal Officer will periodically review this Policy with the Audit, Risk and Compliance Committee of the Board of Directors. In addition to the other duties of Legal under this Policy, Legal will be responsible for the following:
●Pre-clearing all Transactions (including, for the avoidance of doubt, any Permitted Gifts) involving Company Securities by Designated Individuals in order to determine compliance with this Policy, U.S. federal, state, and non-U.S. securities laws;
●Sending periodic reminders to affected Company Persons regarding the start and completion of the blackout periods;
●Sending notifications to affected Designated Individuals, Insiders and other affected Company Persons regarding special blackout periods;
●Performing of periodic spot-checks of available materials, which may include Form 144 filings, officers’ and directors’ questionnaires, and reports received from the Company’s shares administrator and transfer agent;
●Soliciting and reviewing information regarding and preparing required public disclosures to be included in the Company’s reports to be filed with the SEC about various trades, the material terms of any Rule 10b5-1 plans and Non-Rule 10b5-1 plans (as applicable) and any actions taken to establish, modify (including Modification Terminations) and terminate any such Rule 10b5-1 plans and any Non-Rule 1-b5-1 plans, as set forth in this Policy;

Exhibit 11.1
●Periodically (at least annually) circulating this Policy (and/or a summary thereof) and coordinating training about this Policy for all Company Persons;
●Promptly circulating this Policy and coordinating training to all persons who become Company Persons;
●Maintaining a current version of this Policy on the Company’s intranet website accessible to Company Persons; and
●Assisting the Company in implementing this Policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to this Policy and related practices and procedures.
The Chief Legal Officer may delegate the responsibilities under this Policy to persons under the Chief Legal Officer’s supervision, but the Chief Legal Officer has ultimate responsibility for all matters pertaining to the interpretation and enforcement of this Policy. Human Resources, the Ethics & Compliance Office and other company departments will assist in communications and administration of this Policy as requested by Legal.
V. Inquiries
Any person who has a question about this Policy or its application to any proposed Transaction may obtain additional guidance from Legal or the Ethics & Compliance Office. If there is any uncertainty as to the appropriateness of any such communications, please consult with Legal or the Ethics & Compliance Office before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities trades. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful Transactions rests with the individual employee or other applicable individual.